February 26, 1996



PERSONAL & CONFIDENTIAL

Mr. Phil Corke
125 Westfield Drive
East Greenwich, Rhode Island  02818

Dear Phil:

It is my pleasure to extend to you the offer to join
ALPHARMA as Vice President - Human Resources based at their
Fort Lee headquarters. Details of their offer are as follows:

     Salary:                    $200,000

     Bonus:                     40% target, same plan as
                                peers

     Stock Options:             15,000 special (same
     terms as business heads and CFO) plus 5,000 company stock option plan. Share price to be set as of first day of employment.

     Pension:                   company plan (comparable to DC and GB
                                arrangements).

     Car allowance:             $15,000 per year.

     Vacation:                  4 weeks per year

     Employment Period and Severance:   Employment at will,
except that salary and benefits continuance for the first 15 months of employment is guaranteed. Severance (salary and benefits continuation) will be provided for at least 9 months, and would include outplacement assistance. Both of the above apply in the event of dismissal "without cause".

     Relocation of family home:

     -    temporary housing costs reimbursed through September
       1996. You have agreed to consider as temporary housing a home currently leased by ALPHARMA, if appropriate for your needs.

     - airfare or automobile reimbursement between existing home and Fort Lee location through September, plus reasonable house hunting trips for family to the area.

     -    reimbursement of direct moving expenses.

     - reimbursement of brokerage commission and closing costs on sale of present home.

     - Relocation assistance bonus: A one time payment of $90,000 less the total of the above reimbursed expenses, payable when existing home is sold. This amount would be reimbursable to ALPHARMA on a pro-rate basis if you voluntarily resign your employment within the first 12 months.

     -    Total payment for the above five items will not exceed
       $90,000.

     - To the extent that the payments/reimbursements for the above first four items increase your personal taxes, ALPHARMA will "gross-up" your compensation: i.e., provide additional compensation to you to cover the additional taxes incurred.

     Any of the above would be improved to the extent
  ALPHARMA's U.S. practices or policies are more attractive.

     All other standard benefits/insurances made available to ALPHARMA employees for this level position.

     *                   *                   *

This offer is contingent on your acceptance of the offer by Monday, March 4, upon satisfactory completion of references once we receive your acceptance, and upon your plan to start as an employee not later than April 1, 1996. You may accept this offer by initialing below and returning a copy of this to me by fax.

On behalf of Einar Sissener and the other members of the Management Committee of ALPHARMA, we are very pleased with your intention to take on this responsibility with the Company, and expect a highly successful future cooperation for all.

Very best wishes.
                              Sincerely,


                              T. Lee Pomeroy II
Accepted:

/s/  Phil Corke
Phil Corke

February 29, 1996
Date